Exhibit (d)(5)

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of May 3, 2023 (this “Agreement”), is entered into by and between Concentra Biosciences, LLC, a Delaware limited liability company (the “Parent”), Concentra Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, (together with Computershare, the “Rights Agent”), and Shareholder Representative Services LLC, solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent, Purchaser, and Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), have entered into an Agreement and Plan of Merger, dated as of March 26, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Jounce (the “Merger”), with Jounce surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Purchaser shall deliver to holders of outstanding Jounce Common Stock, Jounce RSUs and Jounce Options (as such terms are defined herein and, in each case, subject to certain exceptions) set forth on Schedule 1 hereto certain CVRs (as defined herein) of Jounce (collectively, the “Initial Holders”), pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the Representative (as defined herein) act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I

DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of outstanding CVRs as set forth in the CVR Register.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Board” means the manager of Parent.

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which clearing banks are open for non-automated commercial business in London, United Kingdom, and Boston, Massachusetts, United States of America.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction (qua stockholders of Purchaser) own less than 50% of Purchaser’s voting power immediately after the transaction.

“Clinical Protocol Compliance” has the meaning set forth in Section 4.6(b).

“Closing” means the consummation of the Merger and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“CMC Activities” has the meaning set forth in Section 4.6(c).

“Commercially Reasonable Efforts” shall mean, jointly, solely the following specified actions by Parent or its Subsidiaries, including Jounce (after the Merger), and, in any event, only during the Disposition Period:

(i) the expenditure of $713,000.00 in Disposition business development efforts related to the CVR Products, costs associated with maintenance of the CVRs (including fees and expenses related to the Rights Agent and the Representative), and maintenance and prosecution of the intellectual property relating to CVR Products, which intellectual property is set forth on Schedule 3 hereto (the “BD Threshold”), in each case as reflected in the Company Net Working Capital and without jeopardy to the efforts of continuing the Clinical Protocol Compliance and the CMC Activities;

(ii) driving business development related initiatives incorporating the latest internal and market available data on CVR Products;

(iii) continuing (x) the Clinical Protocol Compliance, which may extend beyond the Disposition Period and (y) the CMC Activities; and

(iv) retaining a Consultant (as defined in Section 4.3(a)).

For the avoidance of doubt, Commercially Reasonable Efforts shall not include, among other actions pursuing new clinical, manufacturing or enabling work with respect to the CVR Products.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“CVRs” means the contractual contingent value rights of Holders that are granted by Purchaser to Initial Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Purchaser shall only grant CVRs to the Initial Holders, and shall not grant further CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders as each reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means (a) no later than thirty (30) days following the receipt of Gross Proceeds by Parent or any of its Affiliates, pursuant to which CVR Proceeds from a Disposition are payable to Holders and (b) as promptly as practicable following the Effective Time and in any event no later than thirty (30) days following the Effective Time with respect to CVR Proceeds that are payable to Holders as a result of the Initial Lease Amount exceeding the Final Lease Amount.

“CVR Payment Notice” has the meaning set forth in Section 2.4(b).

“CVR Period” means the period beginning on the Closing Date and ending on the Expiration Date.

“CVR Proceeds” means (a) 80% of the Net Proceeds in the case of a Disposition and (b) only with respect to CVRs originally issued in respect of shares of Jounce Common Stock, Jounce RSUs or In-the-Money Options and set forth on Schedule 2 hereto if, during the Pre-Closing Period (as defined in the Merger Agreement), any of Jounce’s leases are terminated, amended, modified or replaced, the difference between (i) 100% of the amount by which the aggregate value of the expected financial obligations under the revised lease(s) as terminated, amended, modified or replaced (the “Final Lease Amount”) is less than $12,600,000 (the “Initial Lease Amount”), and (ii) if any, the amount by which the Company Net Working Capital as finally determined pursuant to clause (b)(iv) of Exhibit A to the Merger Agreement is less than $110 million prior to application of the adjustment anticipated by the proviso in clause (iii) of the defined term, Company Net Working Capital.

“CVR Products” means (a) JTX-8064, JTX-1484, JTX-2134, pimivalimab and vopratelimab, including any form or formulation, and any improvement or enhancement, of any such product as well as (b) any product or product candidate contained in, or arising from the (i) JTX-23 and JTX-24 programs or (ii) a research program active at Jounce at the time of this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.5(b).

“Disposition” means the sale, transfer, license or other disposition by Parent or any of its Affiliates, including Jounce (after the Merger), of all or any part of any CVR Products, in each case during the Disposition Period.

“Disposition Agreement” means a definitive agreement, contract or other document entered into by Parent or any of its Affiliates, including Jounce (after the Merger), and any Person who is not an Affiliate of Parent providing for a Disposition.

“Disposition Period” means the period beginning on the Effective Time and ending on the two-year anniversary of the Closing Date.

“Disposition CVR Products” means the CVR Products related to which a Disposition Agreement is entered into.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the date and time of the effectiveness of the Merger.

“Equity Award CVR” means a CVR received by a Holder in respect of Jounce RSUs or Jounce Options.

“Expiration Date” means the date on which the Disposition Period expires, provided that, to the extent a Disposition of certain Disposition CVR Products takes place during the Disposition Period, the Expiration Date, solely as it relates to such Disposition CVR Products, shall be the earliest to occur of (i) the date that is the tenth (10th) anniversary of the Closing Date, and (ii) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, as set forth in Section 6.8(a).

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to Parent or any of its Affiliates, or is received by, Parent or any of its Affiliates during the CVR Period in respect of a Disposition, solely as such consideration relates to a CVR Product. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to, or receipt by, Parent or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent or its relevant Affiliate; provided, that Parent may elect, upon prompt notice to the Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause (B) be deemed as Gross Proceeds only upon the earlier of (1) the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation by Parent or its Affiliates of such securities or other non-cash property, and the value of such cash shall be Gross Proceeds upon receipt by Parent or any of its Affiliates, or (2) the second (2) anniversary of receipt of such securities or other non-cash property, and the value of such consideration shall be Gross Proceeds as of such date with a value equal to the greater of (x) the fair market value of such securities or other non-cash property as of the date originally received by Parent or its relevant Affiliate or (y) the fair market value of such securities or other non-cash property as of such date, and all other consideration, if any, paid to or received by Parent or any of its Affiliates will be deemed Gross Proceeds upon receipt by Parent or its relevant Affiliate.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Intended Tax Treatment” has the meaning set forth in Section 2.5(a).

“Jounce Common Stock” means the shares of common stock, par value $0.001 per share, of Jounce.

“Jounce Option” means each outstanding option to purchase Jounce Common Stock as of immediately prior to the Effective Time.

“Jounce RSU” means each outstanding restricted stock unit with respect to Jounce Common Stock as of immediately prior to the Effective Time.

“JTX-1484” means Jounce’s inhibitor of myeloid-specific Leukocyte Immunoglobulin Like Receptor B4 (LILRB4, also known as ILT3), which is referred to by Jounce as “JTX-1484.”

“JTX-2134” means Jounce’s inhibitor of myeloid-specific Leukocyte Immunoglobulin Like Receptor B1 (LILRB1, also known as ILT2), which is referred to by Jounce as “JTX-2134.”

“JTX-8064” means Jounce’s inhibitor of myeloid-specific Leukocyte Immunoglobulin Like Receptor B2 (LILRB2, also known as ILT4), which is referred to by Jounce as “JTX-8064.”

“JTX-23” means Jounce’s research program for discovering inhibitors of Dendritic cell immunoreceptor (DCIR), which is referred to by Jounce as the “JTX-23” program.

“JTX-24” means Jounce’s research program for discovering and developing tri-specific antibodies against LILRB1, LIRB2, and LILRB4, which is referred to by Jounce as the “JTX-24” program.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, approval, authorization, certificate, registration, exemption, consent, license, order, permit and other similar authorizations, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Net Proceeds” means, for each Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (i) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank or its successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Non-Clinical Programs” means JTX-23, JTX-24, JTX-1484 and JTX-2134.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:

(i) any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Parent or any of its Affiliates and any income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or its Affiliates but for the Gross Proceeds having been received or accrued by Parent or its Affiliates (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by Parent or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of Jounce or its Affiliates as of the Closing Date prior to the Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by Parent or its Affiliates after the Effective Time);

(ii) any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with the applicable CVR Product(s) in respect of a Disposition, including technology transfer costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Subsidiaries of intellectual property rights but excluding (i) any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same but excluding the costs of the dedicated resource referenced in the definition of Commercially Reasonable Efforts and any replacement and (ii) to the extent not duplicative to clause (i), any such costs that are accounted for in the BD Threshold;

(iii) (i) any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with Disposition business development related efforts with respect to the relevant CVR Product(s) during the Disposition Period, and (ii) maintenance costs related to the CVRs or the CVR Products (including fees and expenses related to the Rights Agent and the Representative), in each case in excess of the BD Threshold; and

(iv) any reasonable and documented out-of-pocket costs incurred or accrued by Parent or any of its Affiliates in connection with Parent’s commercially reasonable efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable CVR Product(s), including any Representative’s fee, Right’s Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds or from the BD Threshold; and including any such costs or expenses in excess of the BD Threshold); provided, however, that no Wind-Down Costs are Permitted Deductions.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Wind-Down Costs” means the costs owed to a Person or otherwise borne by Parent in connection with the Wind-Down Process, as reflected in the Company Net Working Capital, including any costs associated with Clinical Compliance Protocol or the CMC Activities, and any liabilities arising from third-party claims brought or threatened in connection with such clinical trials (or wind-down thereof).

“Wind-Down Process” means the process related to maintenance of CVR Products, but not further development of CVR Products, including the actions required to carry-out and complete or wind-down any clinical trials associated with applicable CVR Products in a manner consistent with any applicable Contract terms, applicable Laws, clinical standards or ethical practices, including any insurance costs (including any tail coverage).

Section 1.2 Rules of Construction.

(a) As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c) As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d) When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to $ are to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the CVR Proceeds from Purchaser pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Jounce Common Stock held by DTC on behalf of the street holders of the Jounce Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Jounce Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the Representative, the Rights Agent will make available to such Holder or the Representative, as applicable, a list of the other Holders, the number of CVRs held by each Holder and the contact information maintained by the Rights Agent with respect to each Holder.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures: Notices.

(a) If a Disposition Agreement is entered into during the Disposition Period, then Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto.

(b) On or prior to each CVR Payment Date with respect to any Disposition Agreement, Parent shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds, (B) the source and trigger event for such payment of CVR Proceeds in the Disposition Agreement, and (C) a detailed calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions (each such notice, a “CVR Payment Notice”) and (ii) any letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(b).

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following the applicable CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(d) Any portion of the CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to Parent or Purchaser, upon demand, and any Holder will thereafter look only to Parent and Purchaser for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(e) None of Parent, any of its Affiliates (including Purchaser), or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent or Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent and Purchaser agree to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent or Purchaser.

Section 2.5 Tax Matters.

(a) Except to the extent any portion of the CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the CVRs received in respect of Shares (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Shares in connection with the Offer or the Merger, as the case may be, (ii) any CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of the applicable CVRs, and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR will be treated as wages in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR) (clauses (i) through (iii), collectively, (the “Intended Tax Treatment”). Unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take or cause another to take, a position or action inconsistent with such treatment, or fail to take, or knowingly fail to cause another to take, a position or action, where the failure to take such position or action is inconsistent with such treatment.

(b) In addition to any Permitted Deductions, Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including Jounce. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holders to provide duly executed Internal Revenue Service (IRS) Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce withholding. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(c) It is intended that each payment provided under this Agreement with respect to an Equity Award CVR (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) — that is, as “transaction-based compensation.” To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-Closing payment limitation therein, and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of the parties hereto nor any of their employees, directors or representatives make any representation or warranty and will have no liability to a Holder or transferee or other Person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code (or any similar U.S. state tax law) that are subject to certain additional federal, state or other taxes. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c) Each Holder acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Representative or the authority or power of the Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d) Parent, its Board and its officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(e) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The Parties acknowledge that it is possible that no Disposition will occur during the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.

Section 2.7 Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the Representative and Parent, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken by it in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction).

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits, settlement, cost or expense (each, a “Loss”) for any action taken, suffered or omitted to be taken by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of counsel in defending Rights Agent against any claim, charges, demands, actions or suits, unless such Loss has been determined by a final non-appealable judgement of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, fraud, bad faith or willful misconduct; provided that this Section 3.2(h) shall not apply with respect to income, receipt, franchise or similar Taxes;

(i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule attached hereto as Exhibit A (the “Fee Schedule”) and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses (including legal expenses) paid or incurred by the Rights Agent in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar Taxes) and governmental charges;

(j) to the extent the Parent is not also a party to any action, proceeding, suit or claim against the Rights Agent concerning this Agreement or the performance by the Rights Agent of its duties hereunder, the Rights Agent shall notify the Parent in accordance with Section 6.1 of the assertion of such action, proceeding, suit or claim against the Rights Agent as promptly as practicable after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent a court of competent jurisdiction determines that such failure actually prejudiced Parent. Parent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Parent without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed;

(k) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(l) notwithstanding anything to the contrary, (i) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(m) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;

(n) the Rights Agent may rely on and be fully authorized and protected in: (i) acting or failing to act upon any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) acting upon any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(o) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, Affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of the Parent or become pecuniarily interested in any transaction in which the Parent may be interested, or contract with or lend money to the Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, Affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Parent or for any other Person;

(p) the Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(q) the Rights Agent shall act hereunder solely as agent for the Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders or the Representative;

(r) the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by the Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent; and

(s) all funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party;

(t) the provisions of this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified and such resignation will be effective on the earlier of (i) the date so specified and (ii) a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.5. The Representative shall have the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 3.4 Transition Support. The Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.

Section 3.5 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from Jounce’s transfer agent (or other agent performing similar services for Parent with respect to the stockholders of Parent), the names and addresses of the Holders of such securities within thirty (30) days of the Closing Date.

Section 4.2 Payment of CVR Payment Amounts. Purchaser shall, promptly following receipt of Gross Proceeds with respect to a Disposition, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.

Section 4.3 Discretion and Decision-Making Authority.

(a) During the Disposition Period the Board and Purchaser shall endeavor to retain an employee or consultant of Parent or Purchaser (“Consultant”), on reasonable and mutually acceptable terms given the circumstances for the purposes of maintaining and preserving the CVR Products and seeking, negotiating and executing Disposition Agreements. Consultant shall be responsible for the pursuit of business development efforts and make recommendations to the Board on Dispositions to be consummated. Parent shall not, before the expiration of the Disposition Period, dispose of and/or commercialize or monetize in any manner the CVR Products except pursuant to a Disposition Agreement.

(b) Neither Parent nor any of its Affiliates (including Purchaser) may enter into a Disposition Agreement with Parent or any of its Affiliates (including Purchaser) as the acquiror, licensee or recipient of any CVR Products without the prior written consent of the Representative.

(c) Parent shall not, before the expiration of the Disposition Period terminate or negatively impact the required maintenance of CVR Products or the Wind-Down Process, including by failing to preserve and maintain the CVR Products.

(d) Parent shall comply with maintenance obligations relating to the intellectual property described in Schedule 3 required by any license or related term set forth in any Disposition Agreement, to the extent such intellectual property is contemplated by said Disposition Agreement.

Section 4.4 Audit Right. Upon the prior written request by the Representative, Parent shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. Parent agrees to maintain, for at least one year after the last possible payment of CVR Proceeds, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Gross Proceeds, Net Proceeds and Permitted Deductions. Subject to reasonable advance written notice from the Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions.

Section 4.5 Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.3. At any time, the Representative may resign (in which case the Acting Holders shall promptly appoint a successor Representative (reasonably accept to Parent) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the Representative. The Representative will incur no liability of any kind to the Holders with respect to any action or omission by the Representative in connection with the Representative’s services in connection with this Agreement, except in the event of liability directly resulting from the Representative’s bad faith, gross negligence, fraud or willful misconduct.

Section 4.6 Additional Covenants.

(a) During the Disposition Period, Purchaser shall, and shall cause its Subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts to enter into one or more Disposition Agreements as promptly as practicable following the Effective Time.

(b) As it relates to the Wind-Down Process, Purchaser shall (i) continue to conduct the clinical trials in respect of the CVR Products (including the INNATE and SELECT trials) and maintain and observe clinical protocol compliance with respect to such trials, including that patients will continue to be treated with the relevant study drugs (JTX-8064 and pimivalimab for INNATE trial, and vopratelimab and pimivalimab for SELECT trial), for up to an eighteen (18) month period following the Closing Date for so long as such patients are benefiting from such clinical treatment and the generation and analysis of data related thereto (collectively, the “Clinical Protocol Compliance”) or alternatively, (ii) supply study medications under investigator-sponsored single-patient protocols or otherwise so that patients benefiting from treatment may continue to receive treatment. Where applicable, Parent shall provide in any Disposition Agreement that any purchaser of a CVR Product with Clinical Protocol Compliance obligations shall maintain and observe such Clinical Protocol Compliance. For the avoidance of doubt, the Clinical Protocol Compliance will not cover any new clinical trials, or new patients.

(c) During the Disposition Period Purchaser shall, and shall cause its Subsidiaries, licensees and rights transferees to, manage the inventory of drug substance and drug product, including the maintenance of ongoing stability studies and the extension of shelf life accordingly, of JTX-8064, vopratelimab, pimivalimab and JTX-1484, and in the case of JTX-1484, manufacture the drug substance in accordance with Parent’s plans as of the Effective Date (collectively the “CMC Activities”).

(d) In the event that Purchaser desires to consummate a Change of Control prior to the Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(d) and that all conditions precedent herein relating to such transaction have been complied with. Notwithstanding anything to the contrary herein, any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that (i) the Rights Agent provides Purchaser and the Representative with prior written notice of such merger or consolidation and (ii) such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 4.6(d).

(e) Until such time as the Expiration Date occurs, (i) Purchaser shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Purchaser and its Subsidiaries regarding its activities (including its resources and efforts) with respect to entering into Disposition Agreements and (ii) to the extent Purchaser licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (A) held, owned or entered into by Purchaser or its Subsidiaries immediately after the effective time of a relevant Disposition, and (B) necessary for the production, development or sale of a CVR Product, Purchaser will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Purchaser to comply with its obligations under this Agreement.

(f) Upon the reasonable written request from the Representative, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide (i) during the Disposition Period the Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of Dispositions and (ii) the anticipated timing of receiving payments in respect of such Dispositions, in each case up to one time in a fiscal quarter of each calendar year.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, the Representative, Parent, Purchaser and Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

(ii) to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the Representative, Parent, and Purchaser will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and Purchaser, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.7 or update Schedule 1 or Schedule 2 hereto to reflect transfers or changes in ownership of CVRs made in accordance with the terms of this Agreement.

(c) Promptly after the execution by the Representative, Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

(d) As soon as practicable following the Closing, the Representative, Parent, Purchaser and the Rights Agent shall cooperate in good faith to populate Schedule 1 and Schedule 2 in accordance with the instructions set forth in the Certification and Issuance Letter, dated as of May 3, 2023, delivered by Jounce to Rights Agent on the Closing Date (the “Instruction Letter”).

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Representative, Parent, Purchaser and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent, Purchaser, the Representative, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, immunities, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Representative.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION.

Section 6.1 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person or when sent by overnight courier, or three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

If to a Holder or any or all Holders or the Representative, to it at:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone:

Email:

If to Parent or Purchaser, to it Parent:

Concentra Biosciences, LLC

4747 Executive Drive, Suite 210

San Diego, CA 92121

Attention: Kevin Tang

E-mail:

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105 Attention: Ryan A. Murr, Branden C. Berns, Chris Trester

Email: rmurr@gibsondunn.com, bberns@gibsondunn.com,

ctrester@gibsondunn.com

and

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199-3600

Attention: Christopher D. Comeau; Emily J. Oldshue

Email: Christopher.Comeau@ropesgray.com; Emily.Oldshue@ropesgray.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, ii) in compliance with Section 4.6(d): or iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses i), ii), or iii), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause i) above in this Section 6.3 and clause (b) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all duties, covenants, agreements and obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s any Assignee’s or any of their respective successors ‘ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the

CVR Proceeds and the due and punctual performance and observance of all of the duties, agreements, covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. Other than as permitted by Section 4.6(d), the Rights Agent may not assign this Agreement without the Representative’s written consent; provided that, such written consent shall not be unreasonably withheld. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its permitted successors and assigns, the Representative, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(C).

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if any excluded language shall adversely affect rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent and/or the Representative), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, and (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination (including in respect of breaches of this Agreement by Parent prior to such termination) Sections 2.4(e), 3.1, 3.2, 6.4, 6.5, 6.6, this 6.8, or 6.9, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 6.9 Entire Agreement. As it relates to the Rights Agent, this Agreement, the Fee Schedule and any schedule or exhibit attached hereto constitute the entire agreement of the parties hereto, notwithstanding the reference to any other agreement herein, including the Merger Agreement, and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between Parent and the Target, this Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by .PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.10 Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.11 Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule (collectively “Confidential Information”) shall remain confidential, and shall not be voluntarily disclosed to any other person (provided, however, that the Rights Agent or Parent may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors, employees and representatives to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law), except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). “Confidential Information” does not include information that is (a) already known to the other party or its Affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

Section 6.12 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 6.13 Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.14 Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein apply to the surviving corporation of the Merger with Jounce from and after the Effective Time.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CONCENTRA BIOSCIENCES, LLC

By	/s/ Kevin Tang
Name	Kevin Tang
Title	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CONCENTRA MERGER SUB, INC.

By	/s/ Kevin Tang
Name	Kevin Tang
Title	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, N.A. COMPUTERSHARE INC.,

By	/s/ Collin Ekeogu
Name	Collin Ekeogu
Title	Manager, Corporate Actions

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Representative

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Title:	Director